EXHIBIT R

CONSENT

We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplement dated March 29, 2018 to the prospectus dated January 26, 2018 relating to securities issued pursuant to Registration Statement No. 333-222149 of Canada.

March 29, 2018

/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP